Secretary of State
Business Programs Division

1500 11th Street, 3rd Floor
Sacramento, CA 95814

Business Entities
(916) 657-5448

DIRECT MARKETING PROUMDUCTS - K COCKR
PO BOX 2458
WALNUT CREEK CA 94598-0458

January 9, 2013

RE: ELK FILMS, INC.

THIS LETTER IS JUST TO ADVISE YOU OF THE RECEIPT, ON DECEMBER 26, 2012, OF THE CERTIFICATE OF DISSOLUTION, SUBMITTED TO THIS OFFICE BY WAY OF CERTIFIED MAIL.

DOCUMENTS WILL BE PROCESSED IN CHRONOLOGICAL ORDER, BY DATE OF RECEIPT.

DOCUMENT FILING SUPPORT UNIT
(916) 657-5448

NOTE: THE ABOVE REFERENCED NAME IS AS IT APPEARS ON THE DOCUMENTS RECEIVED AND IS NOT NECESSARILY THE CORRECT NAME AS IT IS OF RECORD IN THE OFFICE OF THE SECRETARY OF STATE.